UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2023

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.              ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 24, 2023, Viasat, Inc. (“Viasat”) entered into the Seventh Amendment to Credit Agreement (the “Amendment”), which amended the Credit Agreement, dated as of November 26, 2013, with MUFG Bank, Ltd. (as successor-in-interest to MUFG Union Bank, N.A.), as administrative agent and collateral agent, and the lenders party thereto (as amended, the “Revolving Credit Agreement”). The Amendment, among other matters, provides additional covenant flexibility and provides for commitments under the Revolving Credit Agreement in an aggregate amount of $597,500,000.00 with a maturity date that is the earlier of August 24, 2028 and the springing maturity date (as defined in the Revolving Credit Agreement, which is effectively 91 days prior to the maturity date of certain material debt for borrowed money of Viasat and its subsidiaries to the extent certain conditions have not been satisfied as of such date).

Borrowings under the Revolving Credit Agreement bear interest, at Viasat’s option, at either (1) the highest of the federal funds rate plus 0.50%, Term SOFR for an interest period of one month plus 1.00%, or the administrative agent’s prime rate as announced from time to time, or (2) Term SOFR (not to be less than 0.00% per annum), plus, in the case of each of (1) and (2), an applicable interest margin that is based on Viasat’s total leverage ratio. The Revolving Credit Agreement is required to be guaranteed by certain significant domestic subsidiaries of Viasat (as defined in the Revolving Credit Agreement) and secured by substantially all of Viasat’s and any subsidiary guarantor’s assets. As of the date hereof, none of Viasat’s subsidiaries guaranteed the Revolving Credit Agreement.

The Revolving Credit Agreement contains financial covenants regarding a maximum total leverage ratio and a minimum interest coverage ratio. In addition, the Revolving Credit Agreement contains covenants that restrict, among other things, the ability of Viasat and its restricted subsidiaries to incur additional debt, grant liens, sell assets, make investments and acquisitions, make capital expenditures, pay dividends and make certain other restricted payments. The Revolving Credit Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding amounts under the Revolving Credit Agreement immediately due and payable, and may terminate commitments to make any additional advances thereunder.

Certain of the lenders under the Revolving Credit Agreement, and their respective affiliates, have performed, and may in the future perform, for Viasat and its affiliates various commercial banking, investment banking, financial advisory or other services for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The description of the Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit
10.1

Seventh Amendment to Credit Agreement, dated as of August 24, 2023, by and among Viasat, Inc., MUFG Bank, Ltd. (as successor-in-interest to MUFG Union Bank, N.A.), as administrative agent and collateral agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2023	VIASAT, INC.

	By:	/s/ Brett Church
	Name:	Brett Church
	Title:	Associate General Counsel